Landmark Graphics Corporation       For Immediate Release
               15150 Memorial Drive                June 4, 2001
               Houston, Texas 77079-4304


               Contact:
               Rod Hotz                            Wendy Hall
               Landmark Graphics Corporation       Halliburton Company
               Tel 281.368.5766 (U.S.)             Tel 713.676.5227
               Fax 281.560.1586                    Fax 713.676.5529
               rhotz@lgc.com                       wendy.hall@halliburton.com


        GRANDBASIN -- NEWLY ESTABLISHED AS A LANDMARK GRAPHICS COMPANY - DELIVERS "PROOF POINT" FOR ITS APPLICATION AND DATA SERVICE PROVIDER OFFERINGS

      - New technology capabilities to be demonstrated in the "real world"
                         at the AAPG Annual Symposium -

Dallas, Texas - Landmark Graphics Corporation, a wholly owned business unit of Halliburton Company (NYSE: HAL), today announced that GrandBasin is now a Landmark company. GrandBasin will operate with a high-degree of independence in its business operations.
     "GrandBasin is going to change the way the E&P industry works by enabling knowledge workers to access the applications, data and information they need in real time," added Dave Lesar, chairman, president and CEO of Halliburton. "This has the potential to dramatically reduce operating costs while increasing performance and profitability. With the full complement of innovative Landmark technologies supporting them, as well as the freedom and flexibility to host other third-party technologies, we believe that GrandBasin, as a Landmark company, can provide the market's most flexible and complete customer solution."
     "At Landmark, we are committed to being the real-time knowledge service company within the upstream industry," stated John Gibson, president and CEO of Landmark. "GrandBasin will play a key role as a vendor neutral provider in helping our customers gain the benefits of real-time knowledge management through the utilization of virtual applications, data and other information via ASP (Application Service Provider) or DSP (Data Service Provider) delivery."

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GRANDBASIN\2

     "You've seen a flurry of activities around GrandBasin in recent months, and we're signaling the market to watch this space for even more to come. We believe the industry is ready for a single-source, full-service provider of Web-enabled applications, data and information," Gibson continued. "By providing E&P customers with the ability to utilize the latest-industry-leading applications of their choice - regardless of the vendor - in conjunction with the leading data management technology and service offerings, GrandBasin is giving customers the freedom to perform at their peak in a higher-return, low-overhead compute environment. It's a significant phase shift in technology delivery, and early adopters stand to gain the most from it."
     As a proof point for its ability to deliver a range of Web-enabled technologies, GrandBasin will be demonstrating the power and viability of its ASP hosting solutions and services at the Annual AAPG Symposium being held in Denver June 3-6, 2001. Applications being demonstrated at the event will, for the first time, be powered by GrandBasin servers based in Houston and accessed via commercially available networks. "We believe this is an industry first at a major event like AAPG," stated John Willis, executive vice president of ASP Solutions for GrandBasin. "It shows that GrandBasin is not just talking about hosting high-powered E&P applications in the future, but we're delivering it today with no performance loss, and in most cases, significant and measurable performance gains. We have the technology, the consulting expertise and the backing of the industry's leading technology vendor and alliance partners standing behind our efforts, and our customers need to feel secure in the knowledge that this really works - and it works well."
     Arvid Qvanvik, executive vice president for the GrandBasin DSP Solutions area - now called PetroBank(TM) - agrees and adds, "Customers are increasingly looking for ways to enhance their business performance but are unsure how to accomplish it. Our demonstrations at AAPG will prove that the e-enabled business world has arrived, and E&P knowledge workers can benefit from anywhere, anytime access to the applications, data and information they need to make informed

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GRANDBASIN\3

decisions in real time. At the same time, they are able to look for ways to reduce their infrastructure overhead, improve performance, reduce downtime and eliminate workflow inefficiencies. GrandBasin now has the industry-proven solutions and services to help customers achieve those goals today in a flexible and open way."
     GrandBasin is the leading edge ASP, DSP, virtual workspace service provider for the upstream industry, delivering anywhere, anytime access to the latest analytical, and knowledge management tools in highly flexible customer-driven configurations. GrandBasin offerings include real-time access to Web-based applications and hosting services and the PetroBank family of comprehensive data management technologies and integration services. The flexibility and openness of the GrandBasin business model enables customers to configure a Web-enabled technology and service solution that's right for them in order to reach their peak performance. GrandBasin, a Landmark company, is headquartered in Houston, Texas. Additional information can be found at www.grandbasin.com.
     Landmark is the leading supplier of integrated E&P technical and economic software solutions, cost-effective Web-based data and application hosting, as well as consulting solutions and services to support decision making in finding, drilling and producing oil and gas. Knowledge-based E&P companies are partnering with Landmark to achieve higher levels of technical-to-business (T2B(TM)) process integration in order to better understand risk management and improve their returns on investment. Visit the Landmark Web site at www.lgc.com for more information.
     Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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Landmark,  the Landmark  logo,  PetroBank  and T2B are  trademarks or registered trademarks of Landmark Graphics Corp.